Cash Technologies, Inc.

EXHIBIT 99.1

For Immediate Release

Media Contact:
Ed King
213-745-2000 Ext. 114
eking@cashtech.com

AMEX REQUIRED STOCKHOLDER MEETING

LOS ANGELES - March 22, 2007 - Cash Technologies, Inc. (AMEX:TQ) (the “Company”) announced that on March 15, 2007 it received a letter from the American Stock Exchange (“Amex”) notifying the Company that it is not in compliance with Section 704 of the Amex Company Guide; in particular that the Company did not hold an annual meeting of its stockholders during the year ended May 31, 2006.

The Company had informed Amex that an annual meeting of stockholders was scheduled to be held on May 17, 2007. Accordingly, the March 15, 2007 letter from Amex also confirmed that, in accordance with Section 1009 of the Amex Company Guide, the Company’s scheduled May 17, 2007 annual meeting of stockholders would bring the Company into compliance with the continued listing standards, but that the Company’s continued listing on Amex is conditioned on the annual meeting of stockholders taking place no later than May 29, 2007.

The record date for the May 17, 2007 annual meeting has been set for April 13, 2007.

About Cash Technologies, Inc.

Cash Technologies, Inc. develops and markets innovative data processing solutions in the healthcare and financial services industries. Its ClaimRemedi Services, Inc. subsidiary creates and markets healthcare revenue acceleration solutions - learn more at www.Claim-Remedi.com. The Company's CashTechCard Systems, Inc. subsidiary manages debit card programs and issues prepaid debit cards that require no bank account but can be used at millions of merchant and ATM locations around the world. For more information, visit www.CashTechCard.com and www.cashtech.com.

Matters discussed in this release include forward-looking statements that involve risks and uncertainties, and actual results may be materially different. Factors that could cause actual results to differ include technical barriers that prevent the implementation or success of Cash Tech's technologies and products, competition within the debit card, employee benefits and healthcare industries, activity levels in the securities markets and other risk factors disclosed in Cash Tech's reports to the Securities and Exchange Commission, including its Forms 10-QSB and Forms 10-KSB on file with the SEC.